EXHIBIT (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Initial Registration Statement on Form N-2 of our report dated December 17, 2012 relating to the financial statements and financial highlights of Eaton Vance Senior Floating-Rate Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2012, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such registration statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 30, 2013